Exhibit 10.28

Dated:- August 11th, 2010

Skype Global S.à.r.l.

And

Mr. Miles Flint

Chairmanship Mandate Agreement

This managership mandate agreement (the “Agreement”) is made on

BY AND BETWEEN

Skype Global S.à r.l,, a société à responsabilité limitée, incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 65 Boulevard Grande-Duchesse Charlotte, L-1331, Luxembourg (Grand Duchy of Luxembourg), having a share capital of USD 94,455.80 and registered with the Luxembourg Register of Commerce and Companies under the number B. 141.496 (the “Company”),

Duly represented by Mr Norbert Becker, G manager of the Company, and Mr Charles Giancarlo, A manager of the Company

AND

Mr. Miles Flint residing at Flat 14, Palace Mansions, Earsby Street, London W14 8QW, (United Kingdom), (the “Manager”).

The Company and the Manager are hereafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS

The Company is a société à responsabilité limitée (private limited liability company) incorporated under the laws of the Grand Duchy of Luxembourg

According to a resolution of the extraordinary general meeting of the shareholders of the Company dated 17 December 2009, the Manager has been appointed by the shareholders as manager of the company in accordance with article 11 of the articles of association of the Company for an unlimited time period

NOW THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:

1.	Appointment

The Manager has been appointed as manager of the Company pursuant to a resolution of the extraordinary general meeting of the shareholders of the Company dated 17 December 2009 (the “Appointment”).

By accepting this Appointment, the Manager has accepted as well, if so requested by the Company from time to time, to hold further corporate mandates in other Luxembourg companies of the group of companies to which the Company belongs.

2.	Duration of the Agreement and Termination

It is agreed between the Parties that the present Agreement enters into force with retroactive effect as of 17 December 2009 and is concluded for an indefinite time period.

This Agreement may be terminated by either Party, without justifying a reason, with a notice period of 3 months to be respected by either Party. The notice of termination shall be effected by registered mail addressed to the other Party’s address as set out above or any other address as may be notified from time to time by one Party to the other Party hereto.

If this Agreement is terminated by one of the Parties, this termination will result in all the necessary steps regarding the Manager’s resignation from all his functions / positions / mandates inside the Company and / or the group to which the Company belongs (hereafter the Group) automatically being taken by the Company and / or the Group, except if otherwise agreed with the Company and / or the Group.

In case of termination of the Manager’s mandate during the course of the year as of his appointment or the anniversary of his appointment, the compensation will be paid on a prorated basis through the date of termination.

As from the last day of the notice period onwards, the Manager will not be entitled to any compensation in accordance with clause 5 paragraph 1 below nor to any other compensation.

The Company is however entitled to proceed to the termination of the Agreement with immediate effect, in case of gross misconduct of the Manager in relation with the performance of his management tasks for the account of the Company. In such scenario, entitlements to compensation payments will cease as of the date of termination.

3.	Duties and Responsibilities/Insurance Coverage

The Manager shall carry out the duty of a manager of the Company in accordance with applicable Luxembourg laws and the constitutional documents of the Company or any Luxembourg company forming part of the group of companies of the Company. The Manager shall primarily exercise his duties as manager of the Company in the offices of the Company without prejudice of the Manager attending the meetings of the board of managers of the Company or any other meetings at such places as the chairman of the board of managers of the Company or the board of managers of the Company shall convene such meetings.

The Manager will be provided by the Company with all documents and other pieces of information as may be required from time to time to ensure that the Manager is capable of satisfying such obligations as may arise from his position as a member of the board of managers.

The Parties hereby expressly confirm that the Manager does not perform services other than those related to the function of a manager of the Company and that there is no employment relationship between the Manager and the Company, and that nothing contained in this Agreement shall be construed as to give rise to a separate contract or agreement.

The Company shall provide adequate D&O insurance coverage to the Manager for the carrying out of his duties as manager of the Company.

4.	Powers of the Manager

The Manager shall be vested with the powers granted to a manager in accordance with the applicable laws and the articles of association of the Company.

5.	Fees and Benefits

The Company shall pay to the Manager in consideration for his duties and responsibilities hereunder a fee in the amount of EUR 5,250 payable quarterly in arrears, such fee being subject to the approval by the shareholders of the Company and to be repeated each year. The fee is a gross fee, the Manager assuming the payment of any applicable Luxembourg manager fee withholding tax.

The Company undertakes to hold the Manager harmless from and against and to indemnify him in respect of any and all demands, claims, suits, damages, taxes, penalties, costs and expenses (including, without limitation, taxes, penalty taxes, legal fees, costs and disbursements) incurred, suffered or expended by the Manager at any time by reason of or in connection with his acting or having acted as Manager of the Company, save as to those damages, taxes, penalties, costs and expenses which shall directly or indirectly be the result of gross negligence and/or wilful misconduct.

The Company reserves the right to grant the Manager in his role as Chairman an option to acquire shares in Skype Global under the Skype Global S.à r.l. Equity Incentive Plan (the “Equity Plan”) or to acquire shares under the Co-invest Plan. Such awards shall be subject to the approval by the shareholders of the Company or a duly authorised Committee.

No amendments to the fee arrangements under this clause 5 will be made unless approved by the shareholders of the Company or a duly authorised Committee.

The Company will reimburse the Manager in full for all reasonable and properly documented expenses that the Manager incurs in performing the duties of his office.

6.	Representation

The Manager hereby represents and warrants to the Company that he has sufficient professional experience to perform his duties as manager of the Company under this Agreement.

7.	Conflict of Interest

In case of conflict of interest with the Company, the Manager shall be under the legal obligation to disclose to the board of managers of the Company all circumstances in respect of which there is, or there might be, such conflict of interest, and the Manager shall abstain from discussion and from voting at the board of managers of the Company on any business or matter where such conflict has arisen.

8.	Confidentiality

The Manager shall at no time during the term of his mandate and after the termination of the mandate, regardless of the reason thereof, disclose to any person or entity, or use for personal gain any confidential, non-public or proprietary information, trade secrets or business processes of, or pertaining to the Company, its services or customers, its affiliates or the shareholders, whether or not protected by professional secrecy, disclosed to or obtained by the Manager during the term of his mandate. The Manager also agrees to comply with all applicable policies and rules imposed by the parent company of the Company on all group companies, including the Company to the extent permitted under Luxembourg law and unless otherwise specified in this document.

Any documents, copies of documents, books or any other working materials of any kind that the Manager may receive or use while performing his services remain the property of the Company, and shall be returned by the Manager to the Company, at the Company’s first request or at the latest at the term of the mandate. The Manager shall not keep copies or reproductions of any nature whatsoever of such documents.

9.	Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg. The Companies and the Manager hereby submit to the jurisdiction of the Courts of Luxembourg City.

In WITNESS WHEREOF, the Parties hereto have duly signed this Agreement on the date first above written, in as many original counterparts as there are parties hereto.

By:	/S/ CHARLES GIANCARLO	By:	/S/ MILES FLINT

Name: Charles Giancarlo		Name: Miles Flint
Title: A Director

By:	/S/ NORBERT BECKER

Name: Norbert Becker
Title: G Director